Exhibit (h)(b)(12)
Participation Agreement
Exhibit B

Portfolio
International Value Portfolio	Small-Cap Index Portfolio
International Small-Cap Portfolio	Small-Cap Value Portfolio
Diversified Research Portfolio	Multi-Strategy Portfolio
Equity Portfolio	Main Street Core Portfolio
Technology Portfolio	Emerging Markets Portfolio
Small-Cap Growth Portfolio	Managed Bond Portfolio
( formerly called Fasiano Small Equity Portfolio)
Short Duration Bond Portfolio	Inflation Managed Portfolio
Floating Rate Loan Portfolio	Money Market Portfolio
Diversified Bond Portfolio	High Yield Bond Portfolio
Growth LT Portfolio	Large-Cap Value Portfolio
Focused 30 Portfolio	Comstock Portfolio
Health Sciences Portfolio	Mid-Cap Growth Portfolio
Mid-Cap Value Portfolio	Real Estate Portfolio
Large-Cap Growth Portfolio	American Funds Growth Portfolio
International Large-Cap Portfolio	American Funds Growth-Income Portfolio
Equity Index Portfolio	VN Small-Cap Value Portfolio
Effective May 1, 2007, agreed to and accepted by:

PACIFIC SELECT FUND

By:	/s/ Howard Hirakawa

Name:	Howard Hirakawa
Title:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

BY	/s/ Gerald W. Robinson	BY:	/s/ Audrey L. Milfs

Name:	Gerald W. Robinson	Name:	Audrey L. Milfs
Title:	Chairman & CEO	Title:	Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard Hirakawa	BY:	/s/ Laurene E. MacElwee

Name:	Howard Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	AVP & Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Mary Ann Brown	BY:	/s/ Audrey L. Milfs

Name:	Mary Ann Brown	Name:	Audrey L. Milfs
Title:	SVP	Title:	Secretary

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ James T. Morris	BY:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & CEO	Title:	VP & Secretary